Exhibit 10.19

CMGI, Inc.

Director Compensation Plan

(as amended and restated on October 2, 2006)

1. Purpose. In order to attract and retain highly qualified individuals to serve as members of the Board of Directors of CMGI, Inc. (the “Corporation”), the Corporation has adopted this CMGI, Inc. Director Compensation Plan (the “Plan”), effective on the day immediately following the day that it is adopted by the Board of Directors of the Corporation.

2. Eligible Participants. Any director of the Corporation who: (i) is not an employee of the Corporation or any of its subsidiaries or affiliates, or (ii) unless otherwise determined by the Board of Directors of the Corporation, is not an affiliate (as such term is defined in Rule 144(a)(1) promulgated under the Securities Act of 1933), employee, representative, or designee of an institutional or corporate investor in the Corporation, is eligible to participate in the Plan.

3. Quarterly Retainer. Any eligible participant who is serving as a director on the last day of any fiscal quarter shall receive a payment for such quarter, in arrears, of $12,500 (the “Quarterly Retainer”).

4. Committee Chairperson Fee. Any eligible participant who is serving as the chairperson of a committee of the Board of Directors of the Corporation on the last day of any fiscal quarter shall receive a payment, in respect thereof, in arrears, of $1,250, provided, however, that the chairperson of the Audit Committee of the Board of Directors of the Corporation on the last day of any fiscal quarter shall receive a payment, in respect thereof, in arrears, of $2,500 (as applicable, the “Committee Chairperson Fee”).

5. Presiding Director Fee. Any eligible participant who is serving as presiding director of the Corporation on the last day of any fiscal quarter shall receive a payment, in respect thereof, in arrears, of $2,500 (the “Presiding Director Fee”).

6. Board and Committee Meeting Fees. Each eligible participant who attends a telephonic meeting of the Board of Directors or a committee thereof, shall receive a meeting fee of $500. Each eligible participant who attends a meeting of the Board of Directors or a committee thereof, where a majority of the directors attend such meeting in person, shall receive a meeting fee of $1,000 (as applicable, the “Meeting Fee”).

7. Payment of Retainer and Fees. Unless otherwise requested by an eligible participant, the Corporation shall pay the Quarterly Retainer, the Committee Chairperson Fee, the Presiding Director Fee and any Meeting Fee, as soon as practicable following the completion of the fiscal quarter to which the payments relate. In the event of a Change in Control (as defined in the Corporation’s Amended and Restated 1999 Stock Option Plan for Non-Employee Directors, as amended) of the Corporation, all amounts due and payable to each eligible participant, including any and all fees that would become due and payable at the completion of the fiscal quarter in which the Change in Control occurs (as if the eligible participant’s service to the Corporation as a director had continued until the end of such fiscal quarter), shall be promptly paid to each eligible participant.

8. No Right to Continue as a Director. Neither this Plan, nor the payment of any amounts hereunder, shall constitute or be evidence of any agreement or understanding, express or implied, that the Corporation will retain any participant as a director for any period of time.

9. Administration. This Plan shall be administered by the Board of Directors of the Corporation, whose construction and determinations shall be final.

10. Amendment and Termination. This Plan may be amended, modified or terminated by the Board of Directors at any time.